UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CARDINAL FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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Commencing on April 18, 2016, the following communication will be sent to certain shareholders of Cardinal Financial Corporation.

April 18, 2016

Dear Fellow Cardinal Financial Shareholder:

Several weeks ago Cardinal Financial Corporation (the Company) provided our shareholders with its Proxy Statement for the 2016 Annual Meeting of Shareholders, which will be held on April 28, 2016.   The Board of Directors unanimously recommended that shareholders approve two key proposals at our upcoming Annual Shareholder Meeting:  the election of three directors as well as the advisory vote on executive pay.  We believe both of these proposals are important to our continuing efforts to build our business and deliver shareholder value.

Two proxy advisory firms, Institutional Shareholder Services (ISS) and Glass Lewis, have recommended against the advisory vote on executive pay.  ISS has further recommended a withhold vote for the three nominees for Board of Directors.  We strongly disagree with both firms’ recommendation against our say on pay resolution, and we strongly disagree with the ISS recommendation to withhold votes for the three incumbent directors whom the Board nominated for re-election.   Both reports fail to properly reflect several critical issues regarding these proposals, which we would like to address in this letter.

For the reasons set forth in our proxy statement and below, we are requesting that you vote FOR the nominees for the Board of Directors (Proposal 1) and FOR the advisory vote on executive pay (Proposal 2) in our 2016 proxy statement.

“Say on Pay” Advisory Vote

Cardinal’s compensation program for its named executive officers has closely aligned the compensation of our executive officers with the performance of the Company for both the long and short term return to the shareholders.   We have intentionally structured our incentive compensation program to reflect the unique aspects of our business strategy and leadership structure, and we submit that is the best approach for any company.   As a result, our incentive program may not be the same as other banks, nor should it be.  We acknowledge that our incentive program does not “fit” the preferred approaches of either ISS or Glass Lewis.   We further acknowledge that the incentive plan does not set forth a formulaic approach to incentive pay against achievement of corporate targets.    However, we believe that our program more than achieves the goals of a traditional formulaic “pay for performance” program, balances corporate targets against relative peer performance  and places a significant amount of compensation at risk for all of our named executive officers.

•                  Our incentive plan provides for a two pronged financial performance comparison.  Payments under the plan are based upon the attainment of financial performance measure in two ways.   First, at the beginning of each year the Board of Directors approves the corporate targets which we believe will drive quality earnings and increased shareholder value.  The corporate targets are limited to four factors that drive quality earnings which should result in increased shareholder value.  These factors include net income, return on equity, return on assets and efficiency ratio.    Second, the Company compares the actual results of 12 financial and 3 shareholder performance factors

against the peer group identified in the Proxy Statement.     The Compensation Committee (the Committee) uses this approach to ensure that the corporate targets that are approved result in high performance across a variety of factors relative to the peer group.    Most banks measure performance against one or more corporate financial goals, and some banks evaluate performance against peers.  We do both.  We think this provides a more comprehensive and balanced view of total performance and makes our program “tougher” than many.  Our executives must excel against a wide variety of measures as well as against their peers.  In addition, we feel this approach mitigates the risks of overpayment associated with any incentive plan that has only one form of measurement.

•                  Payouts were largely unchanged from the prior year, although performance improved.  By having a plan without formulaic incentive payouts, the Compensation Committee can adjust the incentive paid based upon actual results to corporate targets and relative results against the peer group.   The governing cap is the compensation of the peer group.    As noted in both reports, in 2014 the Company did not meet its corporate targets however its relative performance to peer group was in the top quartile.    The Compensation Committee awarded the executives with pay commensurate with the peers also performing in the same top quartile.   In 2015, the Company exceeded its internal targets but fell just shy of the 75th percentile of the relative performance of the peer group.   Although our actual results ranged from 106% to 116% of our corporate targets and were better than the prior year, the Compensation Committee used its discretion to maintain the same incentive pay as in 2014 to remain commensurate with the 75th percentile of the peer group.   We believe that a plan that incorporates formulaic incentive pay targets against corporate financial targets would have under rewarded the executive in 2014 when its relative performance was in the top quartile.  In turn, the executive may have been over rewarded in 2015 for exceeding corporate targets but the same relative performance to peers as the year before.    Furthermore, in 2013 when the results of the Company were below corporate targets and in the bottom quartile of relative performance to the peer group, the executives were awarded $0 in short term cash incentive.    A plan with formulaic approach to incentive pay for obtaining a certain level against corporate targets would have likely provided some incentive pay even though its relative performance to peer was not satisfactory.

•                  Performance-based compensation makes up a majority of total compensation.  Our named executive officers’ total compensation historically has been approximately 60% performance based comprised of short term and long term incentive programs.  The short term incentive averages 40% of total compensation and, as demonstrated by the Compensation Committee’s actions regarding 2013 performance, is fully at risk.

•                  Long-term equity awards reward historical performance and encourage retention though it is time based vesting.     ISS specifically notes that the long term incentive awards are backward looking at 2015 performance however granted in 2016.  That is true, but it ignores the fact that grants are triggered by performance.  It also ignores the fact that the value of the grants, as well as the value of the cash bonuses, is managed so that it is directly aligned with our performance ranking relative to peers, tempered by our performance versus corporate goals.    The long term incentive program includes both stock options and restricted shares.  In determining the amount of the grant, the Compensation Committee in conjunction with the independent compensation consultant, Pearl Meyer, references an annual analysis of the Company’s relative performance against its peer group which considers share performance in addition to financial results.   The Compensation Committee targets between 15% — 30% of overall compensation depending upon the performance of the

Company and the Executive’s position within the Company.   Because the grants are based upon the prior year’s performance, one third is vested immediately to reward results, and two thirds are vested over the next two years.   The future vesting provides a form of golden handcuffs as well as further incentive to increase shareholder value.

•                  Our executive compensation is closely aligned with our performance.  We believe this is the ultimate goal of every compensation committee, and this is the yardstick that investors and their advisors should consider in determining whether to support our executive compensation program, as opposed to dwelling on the design of the incentive plan. As described above, every year our Compensation Committee reviews a detailed analysis of our performance versus our goals and relative to our peers. Based on that review, the Committee determines the amount of total incentive pay to provide to our executives. For example, if our performance equals the 75th percentile of the peer group (and it often does) and if our performance against our corporate goals is satisfactory (and it usually is), then the Committee typically would approve a combination of cash incentives and stock awards that, in combination with the executives’ base salaries, will approximately equal the 75th percentile of peer group pay practices. We feel this approach enables the Compensation Committee to more precisely align pay and performance. Accordingly, we feel that other, more traditional incentive arrangements suggested by ISS and Glass Lewis are less likely to achieve an alignment with performance compared to ours.

Election of Directors

The recommendation to withhold votes for the Board of Director nominees is based on the premise of the Compensation Committee is not responsive and the Audit Committee is not providing appropriate oversight.      Both assertions are unfounded, as described below:

•                  Compensation Committee responsiveness to prior year’s say-on-pay vote.  Subsequent to the 2015 Annual Meeting of the Shareholders, the Company engaged its proxy solicitor to contact shareholders which accounted for approximately 30% of the outstanding shares.   Based upon some of the feedback, the Compensation Committee implemented two policies during 2015 to address concerns of ISS and Glass Lewis:  Stock Ownership Guidelines for Executives and a Clawback Policy.   For the reasons cited above, the Compensation Committee felt that the compensation programs were aligned with performance and, therefore, made no changes to the incentive plans during 2015.  The Company will continue to engage shareholders regarding concerns with the compensation program and will determine the changes over the remainder of 2016.

•                  The Audit Committee has provided sufficient oversight over the financial reporting process at the Company over the past year.    Our Audit Committee meets at least eight times per year, and the Audit Committee Chair has full access to and oversight of the Company’s General Auditor and outside accounting firm.     The General Auditor and his team maintain a rigorous audit schedule throughout the year which is determined independent of management.     Generally speaking, the Audit Committee Chair has a conference call with the General Auditor on a monthly basis to remain informed of the progress of the audit schedule and any other issues.   During 2015, the General Auditor provided the Audit Committee regular progress reports of all remediation efforts of the 2014 material weakness related to recording of new and modified loans in the loan sub-ledger system.   This independent oversight provided the Audit

Committee additional assurances that management was taking all necessary steps to remediate the issue.    Contrary to the ISS report, it should be noted that the 2014 issues were fully remediated in 2015 and are not recurring.

It is important to note that the weakness cited related to a new allowance for loan and lease loss model.  The steps taken by management to remediate the material weakness cited in the 2015 Form 10-K will follow the same rigorous testing and reporting by the General Auditor to the Audit Committee.   We are confident that the Audit Committee has addressed the material weakness in a manner which is appropriate.    Furthermore, the Company is confident that it is satisfactorily reserved at 1.04% of total loans given the historical pristine asset quality with only 0.02% of non-performing assets at December 31, 2015.

Unfortunately, one identified weakness becomes cause for all internal controls over financial reporting to be ineffective per the Committee of Sponsoring Organizations of the Treadway Commission (COSO) regardless of whether all other controls are working effectively.    The risk is that there could have been a material misstatement.     As soon as a weakness was identified, management performed in depth and exhaustive analysis which was tested by either the General Auditor or the independent auditor to determine if in fact a material misstatement of financial information had occurred.   The Audit Committee was well informed of the analysis and the results.  In both events outlined above, there were no material misstatements at all.

Conclusion

A saying that permeates within the entire Company is that “we work for the shareholders.”     By keeping this the focus we have been able to deliver top quartile financial performance, maintain a low risk balance sheet, safe and sound regulatory results, increased dividends and strong total shareholder returns.    We have sustained a high level of performance, and our results have been recognized by a variety of independent entities, including the following:

•                  Cardinal Financial Corporation has been recognized 6 times by Sandler O’Neill Partners in their annual review of the financial performance of small cap community bank stocks.    We are the only Company who has achieved this recognition six times over the 10 year run of the program.  We are the only bank to have four consecutive appearances.

•                  S&P Global Market Intelligence ranked Cardinal Financial Corporation as the 26th Best Performing Community Bank of 2015 with $1 billion to $10 billion in assets.    We ranked in the top 10% of the 372 banks within this asset size.

•                  For 2014 financial performance, we were ranked in the top 20% (25th of 130 banks nationwide with assets between $1 billion and $5 billion) by BankDirector.com.

We hope that the foregoing information will give you a more tangible and valid basis for assessing our compensation programs and the oversight of our Audit Committee than what is provided in the ISS and Glass Lewis reports.

We are requesting that you vote FOR the nominees for the Board of Directors (Proposal 1) and FOR the advisory vote on pay (Proposal 2) in our 2016 proxy statement.

If you have any questions prior to your voting decisions, please do not hesitate to contact Mark Wendel, Executive Vice President and Chief Financial Officer, at mark.wendel@cardinalbank.com or 703-584-3421.

Respectfully submitted,

/s/Sidney O. Dewberry	/s/William G. Buck

Sidney O. Dewberry	William G. Buck
Lead Director	Chairman of the Compensation Committee
Independent Director	Independent Director

/s/ J. Hamilton Lambert

J. Hamilton Lambert
Chairman of the Audit Committee
Independent Director